EXHIBIT 2

                   OPINION AND CONSENT OF EDWIN L. KERR, ESQ.









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                                                     November 10, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:  Phoenix Home Life Mutual Insurance Company
                       Registration No. 333-58757

Dear Sirs:

          As Counsel to the depositor, I have participated in the development of and am familiar with the variable insurance additions rider (the "Rider") to our traditional single life policy, which is the subject of the above-captioned Registration Statement on Form S-6.

          In connection with this opinion, I have reviewed the Rider, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the Rider.

          Based upon this review, I am of the opinion that each of the Riders, when issued, will have been validly issued, and will constitute a legal and binding obligation of Phoenix Home Life Mutual Insurance Company.

          I further consent to the use of this opinion as an exhibit to the above-captioned Registration Statement and to my being named as an expert under "Experts" therein.

                                                     Very truly yours,



                                                     /s/ Edwin L. Kerr
                                                     Edwin L. Kerr, Counsel
                                                     Phoenix Home Life Mutual
                                                      Insurance Company